EXHIBIT 10.2
RESTATED EXECUTIVE INVESTMENT
SHARE PURCHASE PLAN
COTT CORPORATION
EXECUTIVE INVESTMENT SHARE PURCHASE PLAN
(2007 RESTATEMENT)
ARTICLE I
INTRODUCTION
1.1     Purpose and Restatement Effective Date. The Company previously established the Plan, effective as of the Effective Date, for the purpose of rewarding Eligible Employees of Cott Corporation and its affiliates who achieve their respective Annual Performance Targets. The Plan is hereby amended and restated in its entirety as of the Restatement Effective Date. The Plan, as amended and restated herein, shall only apply to Benefit Amounts granted for Fiscal Years beginning on or after the Restatement Effective Date.
1.2     Shareholder Approval. Notwithstanding Section 1.1, the amended and restated Plan shall not be deemed effective unless it is approved by a majority of the Company’s shareholders at the Company’s next annual shareholder meeting held after the Restatement Effective Date.
1.3     Formula Plan. The Plan is intended as a “formula plan” within the meaning of the NYSE shareholder approval rules that were approved by the Securities and Exchange Commission on June 30, 2003, and contains an evergreen formula for annual increases in the total number of Common Shares that can be purchased for Benefiting Active Participants if they achieve subsequent years’ Annual Performance Targets.
1.4     Plan Document. Each new Active Participant shall be given a copy of the Plan document. Thereafter, Participants may request a copy of the Plan document and any amendments thereto from the Committee.
ARTICLE II
DEFINITIONS
     The following capitalized terms shall have the meanings set forth in this Article II. Any use of the singular shall include the plural and the plural the singular, as applicable to the context in which the terms are used.
2.1     “Account” means, with respect to a Benefiting Active Participant, the account established by the Trustee to record the number of Common Share Units and amount of cash credited to such Benefiting Active Participant for a Fiscal Year pursuant to Sections 4.5 and 6.1. Notwithstanding anything contained herein to the contrary, a Participant shall have no right to the Common Shares Units or cash credited to his or her Account until such Common Shares Units or cash are distributed to him or her pursuant to the provisions of Article VII or Article VIII hereof, respectively.
2.2     “Active Participant” means an Eligible Employee who has been designated by the Committee as eligible to participate in the Plan for the Fiscal Year.
2.3     “Annual Performance Targets” means, with respect to each Fiscal Year, the performance targets established by the Committee for an Eligible Employee, which targets shall be established in writing by the Committee within the first 90 days of such Fiscal Year.
2.4     “Benefit Amount” means the amount (stated in terms of Canadian dollars) determined by the Committee, in its sole discretion, as the benefit granted under the Plan to a Benefiting Active Participant for a Fiscal Year.
2.5     “Benefiting Active Participant” means, with respect to a Fiscal Year, an Active Participant who remains employed by an Employer as of such Fiscal Year End.
2.6     “Board” means the Board of Directors of the Company.

2.7     “Canadian Participant” means a Participant who is taxable under the laws of Canada.
2.8     “Change of Control” means: (i) a consolidation, merger or amalgamation of the Company with or into any other corporation whereby the voting shareholders of the Company immediately prior to such event receive less than 50% of the voting shares of the consolidated, merged or amalgamated corporation; (ii) a sale by the Company of all or substantially all of the Company’s undertakings and assets; or (iii) a proposal by or with respect to the Company being made in connection with a liquidation, dissolution or winding-up of the Company. Notwithstanding the foregoing, with respect to U.S. Participants, an event shall not constitute a “change in control” unless the event constitutes a “change in control event” within the meaning of proposed or final regulations issued by the United States Department of Treasury under Code Section 409A.
2.9     “Code” means the United States Internal Revenue Code of 1986, as amended.
2.10     “Committee” means the Human Resources and Compensation Committee of the Board.
2.11     “Common Share Unit” means a unit representing the right to receive one Common Share.
2.12     “Common Shares” means the common shares in the capital of the Company.
2.13     “Company” means Cott Corporation, a corporation amalgamated under the laws of Canada.
2.14     “CSU Account” means the portion of a Participants’ Account attributable to Fiscal Year CSU Contributions.
2.15     “Deferred Cash Account” means, in respect of Canadian Participants only, the portion of such Participant’s Account attributable to Fiscal Year Cash Contributions.
2.16     “Distribution Event” means the earliest of (i) a Participant’s death, Permanent Disability, Normal Retirement or termination of employment (whether for cause or without cause), (ii) a Change of Control, or (iii) the prior occurrence of an Unforeseeable Emergency.
2.17     “Distribution Date” means, in respect of any Common Share Unit, the last business day of the third Fiscal Year following the Fiscal Year in respect of which such Common Share Unit was earned.
2.18     “EISP Custodial Fund” means the trust fund established under the EISP Custodial Trust Agreement.
2.19     “EISP Custodial Trust Agreement” means the agreement, as amended and restated effective January 4, 2004 (formerly known as the Employee Savings Plan Trust Agreement that was originally effective January 2, 2002), by and among the Company, the Trustee and the Agent (as defined therein) pursuant to which Common Shares and any income attributable thereto are held by the Trustee.
2.20     “EISP Fund” means the trust fund established under the Executive Investment Share Purchase Plan Trust Agreement, which for purposes of the Plan constitutes an “Employee Benefit Plan” as defined under the Tax Act.
2.21     “Effective Date” means January 4, 2004.
2.22     “Eligible Employee” means an Employee who is among a select group of management Employees and who is designated by the Employer in its sole discretion as eligible to participate in the Plan.
2.23     “Employee” means a full-time or part-time employee of an Employer.
2.24     “Employer” means the Company, Cott Beverages Inc., Cott Beverages Limited and any other affiliate designated as an Employer by the Committee.
2.25     “Executive Investment Share Purchase Plan Trust Agreement” means the agreement effective January 4, 2004, by and among the Company, the Trustee and the Agent (as defined therein) to carry out the purposes of the

Plan in respect of Common Shares purchased by the Trustee and any income attributable thereto in accordance with the terms of the Plan.
2.26     “Fiscal Year” means the 12-month period beginning the first Sunday following the Saturday that was the last Saturday in December and ending on the Fiscal Year End.
2.27     “Fiscal Year Cash Contribution” means, in respect of Canadian Participants only, that portion of a Canadian Benefiting Active Participant’s Benefit Amount that such Benefiting Active Participant has elected to have contributed for a Fiscal Year to the EISP Fund in the form of cash.
2.28     “Fiscal Year Contribution” means the sum of a Benefiting Active Participant’s Fiscal Year Cash Contribution and Fiscal Year CSU Contribution for a Fiscal Year.
2.29     “Fiscal Year CSU Contribution” means the portion of the Benefit Amount that a Benefiting Active Participant has elected to have contributed for a Fiscal Year to the EISP Fund in the form of Common Share Units.
2.30     “Fiscal Year End” means, with respect to each Fiscal Year, the last Saturday in December of a calendar year, or such other date as determined by the Board.
2.31     “Matching Shares” means Common Shares contributed by the Company to a Participant’s account under the EISP Custodial Fund in accordance with the terms of this Plan.
2.32     “Normal Retirement” means retirement from office or employment with an Employer (at the election of the Employee and as agreed to by the Employer) coincident with or following the Employee’s attainment of age 55.
2.33     “NYSE” means the New York Stock Exchange.
2.34     “Participant” means any current Employee, Active Participant or Terminated Participant who has an Account under the Plan.
2.35     “Performance Cycle” means a three-Fiscal Year period, commencing the first day of each Fiscal Year, over which performance is measured for the purpose of determining a Participant’s eligibility to earn any Matching Shares.
2.36     “Performance Goals” shall mean the criteria and objectives determined by the Committee in its discretion pursuant to the Plan, which shall be satisfied or met during the applicable Performance Cycle as a condition precedent to a Participant earning Matching Shares. Such criteria and objectives may include earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; operating income; net operating income after tax; pre-tax or after-tax income; cash flow; net earnings; earnings per share; share price performance; return on assets; return on equity; return on invested capital; tangible net asset growth; any combination of the foregoing; or any other financial criteria and objectives determined by the Committee in its discretion.
2.37     “Permanent Disability” means the complete and permanent incapacity of a Participant, as determined by a licensed medical practitioner approved by the Committee, due to a medically determinable physical or mental impairment which prevents such Participant from performing substantially all of the essential duties of his or her office or employment. Notwithstanding the foregoing, a U.S. Participant will not be considered to have suffered a Permanent Disability unless the U.S. Participant is determined to be “disabled” within the meaning of Code Section 409A(a)(2)(C).
2.38     “Plan” means the Cott Corporation Executive Investment Share Purchase Plan, as amended and restated herein and as subsequently amended from time to time.
2.39     “Prevailing Market Price” means the price at which the Trustee can purchase Common Shares on the Toronto Stock Exchange on any date of purchase.
2.40     “Restatement Effective Date” means December 31, 2006.

2.41     “Tax Act” means the Income Tax Act (Canada) and all regulations and policies made thereunder, as amended or restated from time to time. Any reference in the Agreement to a provision of the Tax Act includes any successor provision thereto.
2.42     “Term” means the ten-year period beginning on the Effective Date and ending on the Fiscal Year End of the 10th year.
2.43     “Terminated Participant” means a Participant who has incurred a Termination Date and shall include, where the context requires, the personal representative(s) of a Participant.
2.44     “Termination Date” means the Participant’s last day of active service with his or her Employer (determined without regard to any notice of termination owing pursuant to statute, regulation, agreement or common law).
2.45     “Trust Agreements” means, collectively, the Executive Investment Share Purchase Plan Trust Agreement and the EISP Custodial Trust Agreement.
2.46     “Trustee” means the trustee to be appointed under the Trust Agreements.
2.47     “U.S. Participant” means a Participant who is taxable under the laws of the United States.
2.48     “Unforeseeable Emergency” shall have the meaning set forth in Code Section 409A(a)(2)(B)(ii).
ARTICLE III
PARTICIPATION
3.1     Enrolment for Fiscal Year. Active Participants for a Fiscal Year who were Eligible Employees on or before the immediately preceding Fiscal Year End shall be automatically enrolled in the Plan effective as of the first day of such Fiscal Year. Eligible Employees who are designated as Active Participants for a Fiscal Year following the first day of such Fiscal Year shall be automatically enrolled in the Plan as of the date of such designation.
3.2     Annual Performance Targets. No later than 90 days following the commencement of a Fiscal Year, each Active Participant will be informed of his or her Annual Performance Targets for such Fiscal Year.
3.3     Active Participant Elections.
(a)	On or before (i) the last day of the preceding Fiscal Year, if the Benefit Amount does not qualify as “performance-based compensation” (within the meaning of Code Section 409A(a)(4)(B)(iii)), or (ii) the date that is six (6) months before the end of a Fiscal Year, if the Benefit Amount does qualify as performance-based compensation (or such later date as the Company may determine for Active Participants other than U.S. Participants), each Active Participant must irrevocably elect, on a form provided by the Company, to have all or a portion of any Benefit Amount to which he or she becomes entitled for such Fiscal Year (i) contributed to the EISP Fund and credited to his or her Account as a Fiscal Year Contribution; or (ii) paid to him or her in the form of cash following the end of the Fiscal Year. An Active Participant who fails to make the election required by this Section 3.3 shall be deemed to have elected to have his or her entire Benefit Amount paid to him or her in the form of cash following the end of the Fiscal Year.

(b)	Canadian Participants shall also be required to allocate any Fiscal Year Contribution to which he or she becomes entitled for a Fiscal Year between a Fiscal Year Cash Contribution and a Fiscal Year CSU Contribution and shall notify the Company of such allocation during the 20-day period following the Fiscal Year End of such Fiscal Year.
ARTICLE IV
OPERATION OF THE PLAN
4.1     Determination of Benefits. Within 120 days after each Fiscal Year End, the Committee shall determine in respect of such Fiscal Year:

(a)     the Benefiting Active Participants;
(b)     the Benefit Amount to be awarded to each Benefiting Active Participant for such Fiscal Year;
(c)     the amount of each Benefiting Active Participant’s Benefit Amount, if any, that the Benefiting Active Participant has elected to have contributed to the EISP Fund as a Fiscal Year CSU Contribution pursuant to Section 3.3;
(d)     in respect of Canadian Participants only, the amount of each Canadian Benefiting Active Participant’s Benefit Amount, if any, that the Benefiting Active Participant has elected to have contributed to the EISP Fund as a Fiscal Year Cash Contribution pursuant to Section 3.3(b); and
(e)     the amount of each Benefiting Active Participants’ Benefit Amount, if any, that the Benefiting Active Participant has elected to receive as an immediate cash distribution pursuant to Section 3.3.
4.2     Performance Goals. Within the first 89 days of each Performance Cycle, the Committee shall, in its discretion, (i) establish in writing for such Performance Cycle the specific Performance Goals as the Committee believes are relevant to the Company’s overall business objectives and that are to be attained in order to earn Matching Shares for such Performance Cycle; and (ii) instruct senior People management to notify each Participant in writing of the established Performance Goals for such Performance Cycle.
4.3     Contribution to EISP Fund. No later than 30 days following the determinations by the Committee under Section 4.1, the Company shall:
(a)     either contribute the aggregate Fiscal Year Contributions to the EISP Fund and seek reimbursement from the other participating Employers, or cause each Employer to contribute its respective share of such Fiscal Year Contributions to the EISP Fund, such share representing the portion of such Fiscal Year Contributions attributable to the Employer’s Benefiting Active Participants for such Fiscal Year; and
(b)     forward to the Trustee a list of the Benefiting Active Participants, their respective Fiscal Year Contributions determined under Section 4.1(c) and the amount, if any, to be credited to their respective CSU Accounts and Deferred Cash Accounts.
4.4     Purchase of Common Shares.
(a)     Common Shares Purchased for Fiscal Year: As soon as practicable after the aggregate Fiscal Year CSU Contributions are contributed to the EISP Fund, the Trustee shall purchase the maximum number of Common Shares that can be purchased on the Toronto Stock Exchange with such Fiscal Year CSU Contributions at the Prevailing Market Price.
(b)     Maximum Number of Common Shares for Fiscal Year: Notwithstanding the foregoing, in no event shall the number of Common Shares purchased under the Plan with respect to a Fiscal Year exceed the maximum number of Common Shares that could be purchased under the Plan for the immediately preceding Fiscal Year plus 1.5% of the total number of Common Shares outstanding as of the first day of such Fiscal Year.
(c)     Applicable Law. The purchase of Common Shares by the Trustee shall at all times and in all respects comply with all applicable law, including, without limitation, the rules, regulations and by-laws of the Toronto Stock Exchange, and the policies and regulations of applicable securities regulatory authorities.
4.5     Crediting of Common Share Units to Participants’ Accounts. As soon as practicable after the completion of the purchase of Common Shares pursuant to Section 4.4(a) above, the Trustee shall credit each Benefiting Active Participant’s CSU Account with that number of Common Share Units equal to the quotient obtained by dividing such Benefiting Active Participant’s Fiscal Year CSU Contribution by the average per Common Share price at which such Common Shares were purchased by the Trustee.

4.6     Distributions of Non-Deferred Benefit Amounts. If a Benefiting Active Participant has elected to receive all or a portion of his or her Benefit Amount in the form of an immediate cash distribution pursuant to Section 3.3, the Committee shall distribute such amount to the Benefiting Active Participant as soon as practicable following the determination of the Benefiting Active Participant’s Benefit Amount by the Committee.
4.7     Return of Fiscal Year Contributions. If a Fiscal Year CSU Contribution or Fiscal Year Cash Contribution is made to a Participant’s Account under a mistake of fact (to include, without limitation, the fact whether shareholder approval as required by Section 1.2 has been properly obtained), the amount of such contribution due solely to such mistake of fact shall be returned to the contributing Employer before the end of the Fiscal Year in which it was made, and the Participant’s Account shall be adjusted accordingly.
ARTICLE V
VESTING OF COMMON SHARE UNITS
5.1     Full Vesting. Common Share Units allocated to a Benefiting Active Participant’s Account shall be fully vested and nonforfeitable at all times; provided, however, that Benefiting Active Participants shall not be entitled to receive payment of such Common Share Units except in accordance with Article VII.
ARTICLE VI
ALLOCATION AND VESTING OF FISCAL YEAR CASH CONTRIBUTIONS
6.1     Allocation of Fiscal Year Cash Contributions. Following receipt of the Fiscal Year Cash Contributions made pursuant to Section 4.1(d), the Trustee shall allocate to the Deferred Cash Account of each Canadian Benefiting Active Participant the amount, if any, of each such Canadian Benefiting Active Participant’s Benefit Amount for such Fiscal Year that such Canadian Benefiting Active Participant elected to have contributed to the EISP Fund as a Fiscal Year Cash Contribution pursuant to Section 3.3(b).
6.2     Full Vesting. Amounts allocated to a Canadian Benefiting Active Participant’s Deferred Cash Account shall be fully vested and nonforfeitable at all times; provided, however, that Canadian Benefiting Active Participants shall not be entitled to receive payment of such amounts except in accordance with Article VIII.
6.3     No Earnings Credited. No interest or other earnings shall be credited to Deferred Cash Accounts.
ARTICLE VII
DISTRIBUTIONS FROM CSU ACCOUNTS
7.1     Payment for Common Share Units.
(a)     Subject to Section 7.6 with respect to certain U.S. Participants, on the Distribution Date or upon a prior Distribution Event, a Benefiting Active Participant shall have that number of Common Shares equal to the number of Common Share Units applicable to such Distribution Date allocated to his or her CSU Account distributed from the EISP Fund, registered in the Participant’s name and transferred to the Participant’s account under the EISP Custodial Fund.
(b)     Until distributed to the Participant, the Trustee shall hold all such Common Shares in accordance with the terms of the EISP Custodial Trust Agreement.
7.2     Matching Shares.
(a)     Upon completion of the Performance Cycle, the Committee shall certify in writing whether the Performance Goals for such Performance Cycle were attained.
(b)     Subject to Section 7.2(c), if: (i) the Participant has not received a distribution of Common Share Units from his or her Account prior to the Distribution Date applicable to such Common Share Units and has been an Employee from the date such Common Share Units were credited to such Participant’s CSU Account up to and including such Distribution Date; and (ii) the Committee has certified that the Performance Goals for the Performance Cycle ending on the most recent Fiscal Year End have been attained, the Company shall contribute an equal number of Matching Shares to the Participant’s account under the EISP Custodial Fund. Any contribution of Matching Shares in respect of a Performance Cycle under this Section 7.2(b) shall be made within 60 days following the last day of such Performance Cycle.
(c)     Unless otherwise determined by the Committee, in its sole discretion, failure to attain the Performance Goals for a Performance Cycle shall result in the failure to earn any of the Matching Shares eligible to be earned in respect of such Performance Cycle. In the event of a Distribution Event prior to the completion of a Performance Cycle, the Committee shall have the discretion to contribute to a Participant’s account under the EISP Custodial Fund all of the Matching Shares eligible to be contributed to such account in respect of such Performance Cycle, or such lesser number of Matching Shares (including zero) as the Committee may determine in its discretion.
7.3     Withdrawal of Common Shares. A Participant may, at any time and from time to time, by a written notice to the Company in the form approved by the Committee, request, subject to Section 7.5, the delivery to him or her of the certificates representing all or a portion of the Common Shares held in the Participant’s EISP Custodial Fund account.
7.4     Payout of EISP Custodial Account at Termination. A Terminated Participant must deliver written direction, in the manner prescribed by the Committee, to the Committee within ninety (90) days following his or her Termination Date to request delivery to him or her of share certificates evidencing all such Common Shares. If a Terminated Participant fails to deliver such written direction to the Committee within said ninety (90)-day period, the Committee, subject to Section 7.5, shall instruct the Trustee to deliver to the Terminated Participant the share certificates evidencing all of the Common Shares credited to the Terminated Participant’s account as of the Termination Date.
7.5     No Partial Shares. Only certificates representing whole Common Shares shall be delivered under Sections 7.3 and 7.4. If a Participant is entitled to a fraction of a Common Share, such entitlement shall be satisfied by payment of the cash equivalent of such fraction, determined in accordance with Section 7.2.
7.6     Delayed Distribution to Certain U.S. Participants. Notwithstanding any provision herein to the contrary, if a U.S. Participant is a “specified employee” (within the meaning of Code Section 409A(a)(2)(B)(i) and the proposed or final regulations issued by the United States Treasury Department thereunder), no distribution of Common Share Units may be made with respect to such U.S. Participant pursuant to Section 7.1(a), before the date that is six (6) months after the date on which such U.S. Participant “separated from service” (within the meaning of Code Section 409A(a)(2)(A)(i)) from his or her Employer for reasons other than death.
ARTICLE VIII
DISTRIBUTIONS FROM DEFERRED CASH ACCOUNTS
8.1     Distribution Date. If a Canadian Benefiting Active Participant elects pursuant to Section 3.3(b) to have all or a portion of his or her Benefit Amount contributed to the EISP Fund as a Fiscal Year Cash Contribution, such Benefit Amount (less tax withholding) shall be distributed to the Benefiting Active Participant on the last business day of the third Fiscal Year following the Fiscal Year in respect of which such Benefit Amount was earned. Subject to Section 8.2, a Benefiting Active Participant shall not be entitled to distribution of his or her Deferred Cash Account prior to the last business day such Fiscal Year.
8.2     Accelerated Distribution. Notwithstanding the provisions of Section 8.1, upon the occurrence of a Distribution Event, the portion of a Canadian Participant’s Benefit Amount held in his or her Deferred Cash Account (less tax withholding) shall be distributed to the Canadian Participant within 90 days of such event but in no event later than the last business day of the third Fiscal Year following the Fiscal Year in respect of which such Benefit Amount was earned.
ARTICLE IX
TAX MATTERS
9.1     Obligation to Withhold. If, for any reason whatsoever, the Trustee and/or an Employer becomes obligated to withhold and/or remit to any applicable tax authority (whether domestic or foreign) any amount in connection with this Plan in respect of a Participant, then the Trustee or the Employer, as the case may be, shall provide written notice of such obligation to the Participant and shall make the necessary arrangements, as acceptable to the Trustee or the Employer, in connection with the amount which must be withheld and/or remitted.
9.2     UK Taxation. If, for any reason whatsoever, the Trustee and/or an Employer becomes obligated to make any tax payment or primary Class 1 national insurance contribution in the United Kingdom, in either case in respect of the acquisition of Common Shares by a Participant pursuant to this Plan or otherwise in relation to the Common Shares so acquired or in respect of amounts payable or attributed to a Participant in accordance with this Plan (the “UK Tax Liability”), then, by virtue of his or her participation in the Plan, each Participant acknowledges that the Trustee and/or the Employer shall be entitled to recover all such amounts from the Participant by deduction, withholding or by any other means whatsoever. For the avoidance of doubt, the Company, another Employer (or an agent instructed by the Company or such other Employer) or the Trustee shall be entitled to retain, out of the aggregate number of Common Shares to which the Participant would otherwise be entitled pursuant to the Plan, and sell as agent for the Participant such number of Common Shares as in the opinion of the Company or such other Employer will realise an amount equivalent to the UK Tax Liability and to pay such proceeds to the appropriate Employer to reimburse it for the UK Tax Liability. The Company may also require a Participant to enter into a written agreement providing for the recovery of employer’s national insurance contributions from the Participant in respect of the acquisition of Common Shares by the Participant pursuant to the Plan.
ARTICLE X
AMENDMENT, TERMINATION AND ADMINISTRATION
10.1     Right to Amend and Terminate.
(a)     General Right. Except as restricted by Section 10.2: (i) the Committee or the Board may amend any provisions of the Plan or Trust Agreements at any time, and (ii) the Committee or Board may terminate the Plan at any time prior to expiration of the Term.
(b)     No Shareholder Approval. Notwithstanding Section 10.1(a), in the event shareholder approval is not obtained as required by Section 1.2 the Plan shall be deemed null and void as of the date of the Company’s annual shareholder meeting described in Section 1.2.
10.2     Restrictions. Notwithstanding Section 10.1(a), no amendment or termination of the Plan shall divest any Participant of his or her existing rights under the Plan with respect to the Common Shares Units allocated or allocable to his or her accounts without the prior written consent of the Participant. No amendment of the Plan or Trust Agreements shall affect the rights and duties of the Trustee without its prior written consent. Upon the termination of the Plan, no distribution may be made to any U.S. Participant except as permitted by Code Section 409A and the proposed or final regulations issued by the United States Treasury Department thereunder.
10.3     Plan Administration. The Committee or the Board may by resolution make, amend, or repeal at any time and from time to time such rules or regulations not inconsistent herewith as it may deem necessary or advisable for the proper administration and operation of this Plan. In particular, the Board may delegate to any officers of an Employer such administrative duties and powers as it may see fit with respect to this Plan.
10.4     Plan Interpretation. Any questions of interpretation of the Plan will be submitted to the Committee for resolution. Any resolution of such a question of interpretation of the Plan by the Committee shall be final in all respects, and in particular, shall not be subject to any appeals whatsoever.
10.5     Authorized Officers. Two officers of the Company, one of whom must be the Chief Executive Officer, the Chief Financial Officer, the Chief People Officer, or the Chief Legal Officer, are hereby authorized to sign and execute all instruments and documents and do all things necessary or desirable for carrying out the provisions of the Plan and Trust Agreements. The Trustee shall be entitled to rely on a certificate of any one of the Chief Executive Officer, the Chief Financial Officer, the Chief People Officer or the Chief Legal Officer as to any of the following matters:
(a)     the date an Active Participant commences participation in the Plan;

(b)     a Participant’s Termination Date; and
(c)     the date of death, Normal Retirement, or Permanent Disability of any Participant.
ARTICLE XI
GENERAL
11.1     Governing Law. The Plan and the Trust Agreements are established under the laws of the Province of Ontario and the rights of all parties and the construction and effect of each and every provision of this Plan and the Trust Agreements shall be according to the laws of the Province of Ontario and the laws of Canada applicable therein.
11.2     Binding and Assignment. This Plan and the Trust Agreements shall inure to the benefit of and be binding upon Cott, its successors and assigns. The interest hereunder of any Participant shall not be transferable or alienable by such Participant either by assignment or in any other manner whatsoever and, during his or her lifetime, shall be vested only in him or her, but, upon such Participant’s death, shall inure to the benefit of and be binding upon the personal representatives of the Participant, except as otherwise provided by applicable law.
11.3     Plan Non-Contractual.
(a)     No Employment Rights. Nothing contained in this Plan shall be construed as promise to any person of continued employment with an Employer, and nothing contained in this Plan shall be construed as an agreement or commitment on the part of an Employer to continue the employment or the rate of compensation of any person for any period. Following the Effective Date, all Employees of an Employer shall remain subject to discharge to the same extent as if the Plan had never been put into effect.
(b)     No Rights Absent Shareholder Approval. In the event it is deemed that the Plan is not effective and nullified pursuant to Sections 1.2 and 10.1, each Active Participant shall thereupon be deemed to have a zero dollar ($0.00) Benefit Amount and to have no existing rights under the Plan.
11.4     Account Statements. A Participant will be provided with a summary of his or her accounts under the Plan at least as frequently as annually.